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                                                                    Exhibit 28.2



                              [LETTERHEAD]
                         DELOITTE & TOUCHE LLP
                         ______________________________________________________
                         Deloitte & Touche LLP         Telephone: (501) 370-3600
                         Suite 1800                    Facsimile: (501) 374-4809
                         111 Center Street             Facsimile: (501) 375-7817
                         Little Rock, Arkansas 72201


INDEPENDENT ACCOUNTANTS' REPORT



To the Board of Directors of
Nuvell Financial Services Corp.
Little Rock, Arkansas:

We have examined management's assertion about Nuvell Financial Services Corp.'s (the "Company's") compliance with its established minimum Servicing Standards (herein "Servicing Standards") identified and included in the accompanying management assertion as of and for the year ended December 31, 1998, dated March 26, 1999. Management is responsible for the Company's compliance with the Servicing Standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and accordingly, included examining, on a test basis, evidence about the Company's compliance with the Servicing Standards and performing such other prodcedures as we considered necessary in circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination of the Company's compliance with the Servicing Standards.

In our opinion management's assertion that the Company complied with the aforementioned Servicing Standards as of and for the year ended December 31, 1998, is fairly stated, in all material respects.



Deloitte & Touche LLP

March 26, 1999




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